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Exhibit 10.41

SEPRACOR INC.

Executive Retention Agreement

        THIS EXECUTIVE RETENTION AGREEMENT by and between Sepracor Inc., a Delaware corporation (the "Company"), and Timothy J. Barberich (the "Executive") is made as of February 1, 2002 (the "Effective Date").

        WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

        WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company's key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

        NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement (including a certain "gross up" payment originally authorized by the Board on February 25, 1999 and set forth in Section 4.3 of this Agreement) upon the occurrence of a Change in Control (as defined in Section 1.1).

        1.    Key Definitions.    As used herein, the following terms shall have the following respective meanings:

          1.1    "Change in Control"    means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

            (a)   the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or

            (b)   such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

            (c)   the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) the beneficial owners of all or substantially all of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

            (d)   approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

          1.2    "Change in Control Date"    means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) either (i) such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control, or (ii) such termination of employment occurs following the execution of a definitive agreement for such Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

        2.    Term of Agreement.    This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the termination of the Executive's employment with the Company prior to the Change in Control Date, or (c) if a Change in Control has occurred during the Term, the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 and 5.3. "Term" shall mean the period commencing as of the Effective Date and continuing in effect through March 31, 2007; provided, however, that commencing on April 1, 2005 and each April 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

        3.    Employment Status; Not an Employment Contract.    The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive's employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.2.

        4.    Benefits to Executive.

          4.1    Stock Acceleration.    If the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and shares of Common Stock of the Company received upon exercise of any options will no longer be subject to a right of repurchase by the Company, (b) each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company and (c) notwithstanding any provision in any applicable option agreement to the contrary, if Executive's employment is terminated in connection with, in anticipation of, or within six months after a Change in Control, each such option shall continue to be exercisable by the Executive (to the extent such option was exercisable on the Change in Control Date) for a period of six months following the date of termination of such employment.

          4.2    Compensation.    If the Change in Control Date occurs during the Term:

            (a)   the Company shall pay to the Executive in a lump sum in cash within 30 days after the Change in Control Date the aggregate of the following amounts:

              (i)    the sum of (1) the Executive's base salary through the Change in Control Date, (2) the product of (A) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Change in Control Date, and the denominator of which is 365 and (3) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

              (ii)   the amount equal to (1) two multiplied by (2) the sum of (A) the Executive's highest annual base salary during the five-year period prior to the Change in Control Date and (B) the Executive's highest annual bonus during the five-year period prior to the Change in Control Date.

            (b)   for 24 months after the Change in Control Date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive's family at least equal to those provided to them immediately prior to the Change in Control Date, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive's employment is terminated during this period and the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family; and

            (c)   if the Executive's employment is terminated during the 24-month period following the Change in Control Date, to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

          4.3    Taxes.

            (a)   In the event that the Company undergoes a "Change in Ownership or Control" (as defined below), the Company shall, within 30 days after each date on which the Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined below) relating to such Change in Ownership or Control, determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the "Excise Tax") payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the Gross-Up Payment (as defined below) due to the Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the "Executive Response") stating either (A) that he agrees with the Company's determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. The amount and characterization of any item in the Executive Response shall be final; provided, however, that in the event that the Executive fails to deliver an Executive Response on or before the required date, the Company's initial determination shall be final. Within 90 days after the due date of each Contingent Compensation Payment to the Executive, the Company shall pay to the Executive, in cash, the Gross-Up Payment with respect to such Contingent Compensation Payment, in the amount determined pursuant to this Section 4.3(a).

            (b)   For purposes of this Section 4.3, the following terms shall have the following respective meanings:

              (i)    "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

              (ii)   "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

              (iii)  "Gross-Up Payment" shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable employment taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

          4.4    Mitigation.    The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4. Further, except as provided in Section 4.2(b), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

          4.5    Outplacement Services.    In the event of the termination of the Executive's employment in connection with, in anticipation of, or within six months after a Change in Control, the Company shall provide outplacement services through one or more outside firms of the Executive's choosing up to an aggregate amount equal to 15 percent of the Executive's annual base salary, with such services to extend until the earlier of (i) 12 months following the termination of Executive's employment or (ii) the date the Executive secures full time employment.

        5.    Disputes.

          5.1    Settlement of Disputes; Arbitration.    All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          5.2    Expenses.    The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest by the Company or others, or any bona fide claim or contest by the Executive, regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, provided that the Executive shall reimburse any fees and expenses to the extent any such claim or contest is not resolved in favor of the Executive.

          5.3    Compensation During a Dispute.    If the Change in Control Date occurs during the Term and the Executive's employment with the Company terminates within 24 months following the Change in Control Date, and the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which he is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue (a) to pay to the Executive his base salary in effect as of the Measurement Date and (b) to provide benefits to the Executive and the Executive's family at least equal to those which would have been provided to them, if the Executive's employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date, until such dispute is resolved either by mutual written agreement of the parties or by an arbitrator's award pursuant to Section 5.1. Following the resolution of such dispute, the sum of the payments made to the Executive under this Section 5.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such sum over the amount of such payment shall be repaid (with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code) by the Executive to the Company within 60 days of the resolution of such dispute.

        6.    Successors.

          6.1    Successor to Company.    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

          6.2    Successor to Executive.    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

        7.    Notice.    All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 111 Locke Drive, Marlborough, MA 01752, and to the Executive at the Executive's address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

        8.    Miscellaneous.

          8.1    Employment by Subsidiary.    For purposes of this Agreement, the Executive's employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

          8.2    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          8.3    Injunctive Relief.    The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

          8.4    Governing Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

          8.5    Waivers.    No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

          8.6    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

          8.7    Tax Withholding.    Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

          8.8    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

          8.9    Amendments.    This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

          8.10    Executive's Acknowledgements.    The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive's own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

SEPRACOR INC.
By:	/s/ ROBERT F. SCUMACI Robert F. Scumaci Title: Executive Vice President, Finance and Administration
/s/ TIMOTHY J. BARBERICH Timothy J. Barberich

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SEPRACOR INC. Executive Retention Agreement